Exhibit 99.1

Lumber Liquidators Announces Appointment Of

Terri Funk Graham To Board Of Directors

TOANO, Va., September 28, 2018 /PRNewswire/ -- Lumber Liquidators (NYSE: LL) today announced that, effective September 28, 2018, Terri Funk Graham has been appointed to its Board of Directors for an initial term expiring at the 2019 Annual Meeting of Stockholders. Ms. Graham will also serve on the Compensation and the Nominating and Corporate Governance Committees of the Board of Directors.

“We are delighted to welcome Terri to our Board of Directors,” commented Dennis Knowles, President and Chief Executive Officer. “With over 28 years of branding and marketing experience in the retail and hospitality industries, as well as her public company board experience, Terri’s leadership experience, knowledge and insight will help guide us as we continue to implement our business strategy.”

Ms. Graham, 53, currently serves as a branding strategy consultant. Ms. Graham previously served as Chief Marketing Officer of Red Envelope for Provide Commerce, Inc., an e-commerce gifting company from July 2013 to September 2014. Prior to that position, Ms. Graham, who joined Jack in the Box Inc., a restaurant company that operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants, in 1990, most recently served as its Senior Vice President and Chief Marketing Officer from September 2007 to December 2012. Ms. Graham currently serves on the board of directors of Sprouts Farmers Market, Inc., a healthy grocery store, as well as its Compensation Committee, and she is the chairperson of its Nominating and Corporate Governance Committee. Ms. Graham previously served on the board of directors of 1-800 Contacts, the largest U.S. online retailer of contact lenses, from July 2015 to January 2016, and the board of directors of Hot Topic, Inc., a formerly publicly traded mall and web-based specialty retailer, from June 2012 to June 2013. Ms. Graham received a B.S. degree at San Diego State University and a Master’s degree in Business Organizational Management from the University of Phoenix.

About Lumber Liquidators

Now with more than 400 locations, Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate, waterproof vinyl plank and porcelain tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and installation options for all of Lumber Liquidators’ products, much of which are in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV® Dream Home. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. Follow Lumber Liquidators on Facebook, Twitter and Instagram.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk or Jackie Marcus

Tel: 757.566.7512